global sources

Annual Report 2012

www.globalsources.com

FINANCIAL HIGHLIGHTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)	Year Ended December 31	Year Ended December 31
CONSOLIDATED STATEMENT OF OPERATIONS	2012	2011	% Change
Revenue	$231,740	$225,065	3
Sales costs	80,354	81,363	1
Event production	26,250	24,637	(7)
Community and content	32,696	34,078	4
General and administrative	44,281	40,660	(9)
Information and technology	13,188	12,607	(5)
Profit from operations	34,971	31,720	10
Interest income	1,044	360	190
Share of loss of associate	24	-	(100)
Impairment loss on investment in
associate	302	-	(100)
Income tax expense	2,744	1,613	(70)
Net profit	32,945	30,467	8
Net profit attributable to non-controlling
interests	739	991	25
Net profit attributable to the company’s
shareholders	$32,206	$29,476	9
Diluted earnings per share	$0.90	$0.83	8
Shares used in diluted net profit per
share calculations	35,742,495	35,385,218	1

BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$104,631	$81,903	28
Term deposits with banks	4,184	2,764	51
Financial assets, available-for-sale	7,472	13,250	(44)
Current assets	147,108	130,276	13
Property and equipment, net	30,442	55,761	(45)
Investment properties	97,377	75,370	29
Total assets	311,169	276,330	13
Current liabilities	118,705	127,976	7
Total liabilities	133,857	137,776	3
Total company shareholders’ equity	165,920	129,673	28

OTHER INFORMATION
Net cash generated from operating
activities	$31,277	$55,231	(43)
Capital expenditures	1,371	56,667	98
Stock price	$6.48 (1)	$4.85 (1)	34

(1)	Stock price is based on last trading day of the year.

Fellow Shareholders,

Global Sources had a solid year in 2012, once again delivering revenue and net income growth while maintaining our strong balance sheet and holding no debt. We achieved these strong results despite continued global economic uncertainty.

Operationally, we continued to enhance our online services, extend the global footprint of our trade shows, and further integrate our online services and trade shows. We also completed an acquisition in March 2012 that extended our position in the fashion industry and expanded our footprint in China’s domestic B2B market.

Financial Highlights for 2012

We achieved the following 2012 results compared to 2011, reported in accordance with the International Financial Reporting Standards (IFRS):

  Revenue was $231.7 million, up 3% as compared to $225.1 million;

  - Online revenue was $119.0 million, up 1%;

  - Exhibitions revenue was $88.8 million, up 14%; and

  - China grew to represent 82% of total revenue, up from 79%.

  Net profit was $32.2 million, or $0.90 per diluted share, as compared to $29.5 million, or $0.83 per diluted share.

  Cash and securities as of December 31st, 2012 totaled $116.3 million.

       Merle A. Hinrichs
       Executive Chairman

Letter to shareholders 1

Business and Growth Strategy

Our core business is connecting buyers worldwide with suppliers in Asia. The market has changed dramatically in the past few years with demand from Europe down substantially, soft demand in the United States, and emerging markets continuing to grow in importance.

In addition, there are four major forces that we see shaping the future.

  Buyers are overwhelmed with the amount of products and suppliers they find online and desperately want help to choose the right suppliers;

  Some suppliers have adapted to higher cost structures while many haven’t – and for the future, most of the leaders will be those who sell on value, not price;

  Trade shows remain hugely important – to overcome the “trust” issues inherent in online-only environments, for the products that are shown – and because of the disproportionately large buying activity of the buyers who attend; and

  Suppliers want more than leads and online “ranking.” They also want to differentiate and to boost their image and brand.

Our strategy is to serve this market with innovative online, print and trade show media. Our objective is to be a vital provider of sourcing information to buyers and to address their needs at all stages of the sourcing process. By effectively serving buyers, we are able to be an essential marketing partner for suppliers by helping them achieve their objectives for sales leads, image and competitive differentiation, and orders.

Our overall growth strategy has four primary components:

  Penetration of the market for our export media;

  New product and market development;

  Expansion into China’s domestic B2B market; and

  Acquisitions, joint ventures, and alliances.
In our exhibitions business, our China Sourcing Fairs have earned a reputation for showcasing a distinctive group of manufacturers from mainland China and throughout the region. In most cases we have more private China-based manufacturers than competitive shows, enabling buyers to purchase directly from the source.

Letter to shareholders 2

Given the overwhelming quantity of suppliers that can be found online, buyers want help finding the right suppliers and in overcoming the inherent risks of online-only environments.

With regard to our export media, over the past year we have conducted over 9,000 face-to-face interviews with buyers to keep ahead of their evolving needs. The biggest need they have – by far – is for help in filtering through the overwhelming quantity of export suppliers that are online.

Or to put it another way, finding lots of potential suppliers is not the problem. The problem is finding the right suppliers.

Here are some of the questions buyers ask themselves when considering new suppliers:

  Are they who they claim to be?

  Have they made and exported the product they are offering – or are they promoting a picture of someone else’s product?

  Do they have suitable manufacturing facilities?

  Will their quality meet my expectations?

  Will they follow through on their commitments?

We have numerous initiatives underway to address these needs, and to help buyers find reliable partners. We plan to introduce new types of content, additional filters, modifications to our search functionality, and user-interface changes that will present our content contextually and distinctively. We are also planning to introduce new services at our shows to help buyers connect with the most suitable potential suppliers. However, most significant perhaps, is our initiative to further integrate our trade shows with our online media.

Letter to shareholders 3

Global Sources’ unique ‘one-row’ user interface provides the most content-rich row of search results in the industry. The headline of each search result features a key buyer benefit, or the supplier’s unique selling point. The one-row also features an expandable product catalog, the supplier’s star-ranking and in-depth details about their credentials and capabilities.

Although “online marketplaces” have received much of the spotlight – and most of the headlines – over the last decade or so, two facts dramatically illustrate the relative importance of trade shows:

  Exporters spend far more to show their products at trade shows than they do to promote them online; and

  Many buyers consider online services to be absolutely essential – but absolutely insufficient.

It follows that the business activity related to shows may be similarly larger than what happens purely in the online environment. Buyers who travel to attend our sourcing shows have more buying power than their online-only peers. Also, the products shown at booths are very carefully selected and include the latest designs and models.

Exporters spend much more to show their products at trade shows than they do to show them on online marketplaces. That’s a clear indication of why most buyers consider online services to be absolutely essential – and absolutely insufficient.

Letter to shareholders 4

With that as the background, our Find Them and Meet Them initiative has three primary objectives:

  To integrate the best of online media with the best of trade shows;

  To overcome the limitations of the online-only environment; and

  To develop content, communication, user interface and other innovations to simplify and enhance sourcing and marketing.

Here are a few examples of what our online and trade show integration initiative means to buyers:

  Buyers who come to the shows want to prepare so as to maximize the productivity of their visits. Accordingly, before the shows we have online services that enable them to see products that are going to be exhibited and to see the profiles of the exhibitors.

  Buyers who cannot come to the show can go online after the shows to search for exhibitors, see the new products that were shown at their booths – and even view their actual booths.

  In sharp contrast with online-only services, buyers can find suppliers online and in our other media – and then meet them at our shows.

Global Sources’ Find Them and Meet Them initiative aims to provide buyers with the best of online media integrated with the best of trade shows. The goal is to overcome limitations of online-only environments and provide unique and essential sourcing content and services.

To suppliers, our online and trade show integration initiative is so relevant because the foundation of any marketing campaign is the value of the buying community reached.

Given their disproportionately large buying power, Global Sources concentrates its buyer community development efforts on “Verified Buyers” who have traveled to, and been qualified face-to-face at our trade shows. Having this buyer community is a major advantage over competitive online-only services.

The trade show attendees – which include many trade show “fans” who rarely or never use online services – are a primary segment of our buyer community, accounting for a major portion of the buying power. In addition to their buying power, these “Verified Buyers” are even more attractive to suppliers because they are “in-market” buyers who are actively sourcing.

Letter to shareholders 5

Global Sources has by far the largest geographic footprint of sourcing shows. The largest global China Sourcing Fairs are held each spring and fall in Hong Kong while regional shows are held in Johannesburg, Sao Paulo, New Delhi, Dubai and Miami.

Our registration systems and personal face-to-face access to trade show attendees enable us to engage these buyers with our full range of media – and thereby connect our advertisers and exhibitors with a highly qualified, influential, and exclusive buyer community.

To sum up the export media part of our business, trade shows are extremely significant and account for a large portion of trade. We have a clear and important advantage in this regard relative to online-only services. We also have a unique and distinctive service that is integrating and combining the best of shows with the best of online – and we intend to continue expanding this advantage to the benefit of our buyer and supplier communities.

Now, with regards to the domestic B2B market in China, we have been steadily building our presence and plan to continue in this direction. We have a community of more than four million users and we have positions in the semiconductor, optoelectronic, fashion and management sectors.

In recent years, much of our growth in the China domestic market has been driven by acquisitions. Recent examples include our China International Optoelectronic Exposition and our China International Fashion Brand Fair – Shenzhen, which enables Chinese and international fashion brands to develop their business in mainland China. Both shows have been financially successful and they give us a platform for further development into attractive sectors.

Trade shows for the China domestic B2B market include the International IC show, the China International Optoelectronic Exposition, and the FashionSZshow. In March 2012, we acquired an 80 percent interest in FashionSZshow, also known as the China International Fashion Brand Fair – Shenzhen. It is one of the leading fashion shows in Asia.

Letter to shareholders 6

Outlook

In 2013, we see a challenging environment with limited visibility. Over our 43 year history, Global Sources has weathered many challenging economic and market situations through our continued focus on helping our buyer and supplier communities successfully manage the business challenges they face.

We are very excited about our future. Our growth prospects are based on a large and attractive market opportunity primarily focused on China’s exports and domestic B2B market.

We have a highly experienced management team, a very strong balance sheet and a 43-year uninterrupted track record of profitability. We believe we are well positioned to continue our success in the years ahead.

Since we became a public company in 2000, we have been recognized numerous times for our excellence in corporate operations. In 2012 we were recognized again, this time with The Asset’s Corporate Awards for excellence in social responsibility and investor relations.

Finally, I want to thank Spenser Au, our Chief Executive Officer, our Board of Directors, and all of our team members whose knowledge, experience and skills represent a considerable competitive advantage – and whose contributions were so instrumental in enabling our 2012 achievements. I also want to thank all of our customers for choosing Global Sources, and all of our shareholders for your continued support.

Sincerely,

Merle A. Hinrich
Executive Chairman
April, 2013

Letter to shareholders 7

Management

Merle A. Hinrich, Executive Chairman
Mr. Hinrich has been a director since April 2000 and is currently our Executive Chairman. He was our Chief Executive Officer from April 2000 to August 2011. A co-founder of the business, he was the principal executive officer of our predecessor company, Trade Media Holdings Limited, a Cayman Islands corporation wholly owned by us (“Trade Media”), from 1971 through 1993 and resumed that position in September 1999. From 1994 to August 1999, Mr. Hinrich was chairman of the ASM Group, which included Trade Media. Mr. Hinrich is a director of Trade Media and has also been the Chairman of the Board of Trade Media. Mr. Hinrich graduated from the University of Nebraska and the Thunderbird School of Global Management (“Thunderbird”). Mr. Hinrich is a founder and former chairman of the Society of Hong Kong Publishers. He is a member of the board of trustees of Thunderbird and is a board member of the Economic Strategy Institute. He is also an investment Promotion Ambassador with Invest Hong Kong and established the Hinrich Foundation with the mission of promoting sustainable global trade. His term as director expires in 2015.

Spenser Au, Chief Executive Officer
Mr. Au was appointed as our Chief Executive Officer in August, 2011. Mr. Au first became a team member in 1978 as an account executive for Asian Sources Electronics magazine. The positions through which he advanced to senior management included regional sales manager in 1988, associate publisher in 1991, publisher in 1992 and president of Asian Sales in 1999. Mr. Au has a deep knowledge of Greater China and other markets where the company operates. Mr. Au received a Diploma in Business Management in 1977 from the Hong Kong Baptist University.

Brent Barnes, Chief Operating Officer
Mr. Barnes was appointed as our Chief Operating Officer in January 2012. Mr. Barnes is responsible for the company’s worldwide operations, including community development, content development, human resources and administration. Mr. Barnes began his career handling operations for a group of lobbyists in Austin, Texas. Later, he moved to Mexico City, where he designed and delivered training programs for executives at Ford Motor Co. and Mercedes-Benz. Upon completion of his MBA, Mr. Barnes spent a year working as a Market Analyst for Global Sources in Phoenix, Arizona before moving to Hong Kong to become Executive Assistant to the Chairman & CEO in June of 2000. Since 2003 he has spent time managing each of the core operational departments and assumed the role of General Manager of Content & Community Development in December 2009. Mr. Barnes holds a Bachelor of Arts degree from the University of Texas at Austin and an MBA from the Thunderbird School of Global Management.

Connie Lai, Chief Financial Officer
Ms. Lai was appointed as our Chief Financial Officer effective August 2010. Ms. Lai joined Global Sources in June 2007 as financial controller, Hong Kong & China. Prior to joining Global Sources, she was Chief Financial Officer and an Executive Director of HC International, Inc., a Hong Kong listed company. Earlier in her career, she spent over four years with PricewaterhouseCoopers (“PwC”) Hong Kong. Ms. Lai graduated from the Chinese University of Hong Kong with a bachelor’s degree in professional accountancy. She is also a Member of the Hong Kong Institute of Certified Public Accountants and a Fellow Member of the Association of Chartered Certified Accountants in the United Kingdom.

Peter Zapf, Chief Information Officer
Mr. Zapf was appointed as our Chief Information Officer in January 2012. Mr. Zapf began his career in software project management with the United States Air Force. He then joined Global Sources in Phoenix, Arizona, working on the development, sales and marketing of the company’s early software and e-commerce products. Later, he worked as a research analyst at Bear Stearns in New York, focusing on the business-to-business market, after which he joined Hong Kong-based AsiaCommerce, a startup incubator, as Chief Executive Officer. He rejoined Global Sources in 2001, and was Chief Operating Officer from January 2011 to December 2011. Mr. Zapf holds a BS in Electrical Engineering and Engineering and Public Policy from Carnegie Mellon University, an MS in Computer Science from Troy State University, and an MBA from Thunderbird, the American Graduate School of International Management.

Board of Directors

Merle A. Hinrich	Sarah Benecke	Eddie Heng*	Roderick Chalmers*	David Jones*	James Watkins*	Peter Yam*

(Note: * indicates independent director)

Letter to shareholders 8

Global and Regional Trade Shows
In Hong Kong, Johannesburg, Sao Paulo,
New Delhi, Dubai and Miami

Given their disproportionately large buying power, Global Sources concentrates its buyer community development efforts on “Verified Buyers” who have traveled to and been qualified face-to-face at our trade shows. These buyers help enable us to give all advertisers and exhibitors access to a highly-qualified, influential and exclusive buyer community.

Find Them and Meet Them
The best of online with the best of trade shows

Global Sources’ Find Them and Meet Them initiative aims to provide buyers with the best of online media integrated with the best of trade shows. The goal is to overcome limitations of online-only environments and provide unique and essential sourcing and marketing services.

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2012

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements and statements of comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of Global Sources Ltd. (the “Company”) and its subsidiaries at December 31, 2012, and December 31, 2011 and the results of their operations and their cash flows for each of the three years ended December 31, 2012 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Singapore
April 5, 2013

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2012	2011	2010
Revenue
Online and other media services	$136,101	$141,475	$122,203
Exhibitions	88,782	77,973	69,450
Miscellaneous	6,857	5,617	4,996
	231,740	225,065	196,649
Operating Expenses:
Sales	80,354	81,363	71,923
Event production	26,250	24,637	21,875
Community and content	32,696	34,078	31,923
General and administrative	44,281	40,660	33,463
Information and technology	13,188	12,607	11,839
Total Operating Expenses	196,769	193,345	171,023
Profit from Operations	34,971	31,720	25,626
Interest income	1,044	360	510
Share of loss of associate	(24)	-	-
Gain on sale of available-for-sale securities	-	-	1,223
Impairment loss on investment in associate	(302)	-	-
Profit before income taxes	35,689	32,080	27,359
Income tax expense	(2,744)	(1,613)	(1,117)
Net profit	32,945	30,467	26,242
Net profit attributable to non-controlling interests	(739)	(991)	(991)
Net profit attributable to the Company’s
shareholders	$32,206	$29,476	$25,251
Basic net profit per share attributable to the
Company’s shareholders	$0.95	$0.87	$0.63
Shares used in basic net profit per share calculations	34,017,730	33,742,648	40,283,874
Diluted net profit per share attributable to the
Company’s shareholders	$0.90	$0.83	$0.61
Shares used in diluted net profit per share calculations	35,742,495	35,385,218	41,693,616

The notes on pages 7 to 46 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2012	2011	2010
Net profit	$32,945	$30,467	$26,242
Other comprehensive income:
Currency translation differences arising from
consolidation	1,623	3,212	2,008
Financial assets, available-for-sale:
Fair value gains	52	-	328
Reclassification to income statements on disposal	-	-	(1,223)
Other comprehensive income for the year,
net of tax of $nil	1,675	3,212	1,113
Total comprehensive income for the year	34,620	33,679	27,355
Total comprehensive income attributable to the
Company’s shareholders	33,812	32,573	26,364
Total comprehensive income attributable to non-
controlling interests	808	1,106	991
Total comprehensive income for the year	$34,620	$33,679	$27,355

The notes on pages 7 to 46 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	As at December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$104,631	$81,903
Term deposits with banks	4,184	2,764
Financial assets, available-for-sale	7,472	13,250
Accounts receivables, net	4,242	4,711
Receivables from sales representatives	7,773	6,523
Inventories	410	230
Prepaid expenses and other current assets	18,396	20,895
	147,108	130,276
Non-current assets
Property and equipment	30,442	55,761
Investment properties	97,377	75,370
Intangible assets	33,136	11,946
Long term investment	100	100
Deferred income tax assets	244	325
Other non-current assets	2,762	2,552
	164,061	146,054
Total assets	$311,169	$276,330

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,531	$7,698
Deferred income and customer prepayments	84,540	101,841
Accrued liabilities	20,409	17,723
Income tax liabilities	1,225	714
	118,705	127,976
Non-current liabilities
Deferred income and customer prepayments	9,062	8,290
Deferred income tax liabilities	6,090	1,510
	15,152	9,800
Total liabilities	133,857	137,776

Commitments and contingencies (note 25 and 26)

Equity attributable to Company’s shareholders
Common shares	521	518
Treasury shares	(150,089)	(150,089)
Other reserves	156,629	152,591
Retained earnings	158,859	126,653
Total Company shareholders’ equity	165,920	129,673
Non-controlling interests	11,392	8,881
Total equity	$177,312	$138,554
Total liabilities and equity	$311,169	$276,330

The notes on pages 7 to 46 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Attributable to Company’s shareholders
						Non-
	Common	Treasury	Other	Retained		controlling	Total
	shares	shares	reserves	earnings	Total	interests	equity
Balance at January 1, 2010	$514	$(50,000)	$141,627	$71,926	$164,067	$7,514	$171,581

Total comprehensive income for the year	-	-	1,113	25,251	26,364	991	27,355
Transaction with owners:
Dividend issued by a subsidiary to non-
controlling interest	-	-	-	-	-	(340)	(340)
Fair value of non-cash compensation expense	-	-	2,187	-	2,187	-	2,187

Capitalization of intangible assets relating to
share grants for non-compete agreements	-	-	1,766	-	1,766	-	1,766
Purchase of treasury shares	-	(100,089)	-	-	(100,089)	-	(100,089)
Issue of new shares	2	-	(2)	-	-	-	-
Balance at December 31, 2010	$516	$(150,089)	$146,691	$97,177	$94,295	$8,165	$102,460

Total comprehensive income for the year	-	-	3,097	29,476	32,573	1,106	33,679
Transaction with owners:
Dividend issued by a subsidiary to non-
controlling interest	-	-	-	-	-	(390)	(390)
Fair value of non-cash compensation expense	-	-	2,777	-	2,777	-	2,777

Capitalization of intangible assets relating to
share grants for non-compete agreements	-	-	28	-	28	-	28
Issue of new shares	2	-	(2)	-	-	-	-
Balance at December 31, 2011	$518	$(150,089)	$152,591	$126,653	$129,673	$8,881	$138,554

Total comprehensive income for the year	-	-	1,606	32,206	33,812	808	34,620
Transaction with owners:
Fair value of non-controlling interest in
business acquisition	-	-	-	-	-	3,006	3,006
Dividend issued by subsidiaries to non-
controlling interests	-	-	-	-	-	(1,303)	(1,303)
Fair value of non-cash compensation expense	-	-	2,409	-	2,409	-	2,409
Capitalization of intangible assets relating to
share grants for non-compete agreements	-	-	26	-	26	-	26
Issue of new shares	3	-	(3)	-	-	-	-
Balance at December 31, 2012	$521	$(150,089)	$156,629	$158,859	$165,920	$11,392	$177,312

The notes on pages 7 to 46 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net Profit	$32,945	$30,467	$26,242
Adjustments for:
Income tax expense	2,744	1,613	1,117
Depreciation and amortization	9,112	6,785	6,668
(Profit)/Loss on sale of equipment	(6)	12	(22)
Gain on sale of available-for-sale financial assets	-	-	(1,223)
Interest income	(1,044)	(360)	(510)
Provision for impairment of receivables	229	25	502
Non-cash compensation expense	2,409	2,777	2,187
Equipment written off	48	5	1
Share of loss of associate	24	-	-
Impairment loss on investment in associate	302	-	-
Impairment of intangible assets	1,389	670	-
Net foreign exchange differences	(12)	87	235
Changes in working capital (excluding the effects of
acquisition and exchange differences on consolidation):
Accounts receivable	264	(325)	(982)
Receivables from sales representatives	(1,251)	1,716	(2,644)
Inventories	(180)	205	165
Prepaid expenses and other current assets	2,528	(379)	(6,607)
Other non-current assets	(204)	21	(877)
Accounts payable	464	(2,008)	(634)
Accrued liabilities	2,337	2,984	2,632
Deferred income and customer prepayments	(18,142)	12,592	21,810
Cash generated from operations	33,956	56,887	48,060
Income tax paid	(2,679)	(1,656)	(1,141)
Net cash generated from operating activities	31,277	55,231	46,919

Cash flows from investing activities:
Acquisition of subsidiary, net of cash acquired	(11,359)	(3,423)	(756)
Investment in associate	(326)	-	-
Purchase of property and equipment and investment
property	(1,371)	(56,667)	(2,518)
Proceeds from sale of equipment	6	12	23
Placement of term deposits with banks	(5,012)	(3,526)	(1,869)
Proceeds from matured term deposits with banks	3,632	2,198	60,219
Purchase of available-for-sale financial assets	(12,611)	(18,247)	-
Proceeds from sale of available-for-sale financial assets	18,441	4,999	6,751
Interest received	1,004	334	1,153
Net cash (used in) generated from investing activities	(7,596)	(74,320)	63,003

Cash flows from financing activities:
Dividend paid to non-controlling interests	(1,303)	(390)	(340)
Purchase of treasury shares	-	-	(100,089)
Net cash used in financing activities	(1,303)	(390)	(100,429)

Net increase (decrease) in cash and cash equivalents	22,378	(19,479)	9,493
Cash and cash equivalents, beginning of the year	81,903	101,298	91,553
Effect of exchange rate changes on cash and cash
equivalents	350	84	252
Cash and cash equivalents, end of the year	$104,631	$81,903	$101,298

The notes on pages 7 to 46 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

1.	General information

Global Sources Ltd. (the “Company”) and its subsidiaries’ (together “Group”) principal business is to provide services that allow global buyers to identify suppliers and products, and enable suppliers to market their products to a large number of buyers. The Group’s primary online service is creating and hosting marketing websites that present suppliers’ product and company information in a consistent, easily searchable manner on Global Sources Online. Complementing this service are various trade magazines. The Group launched China Sourcing Fairs exhibitions in 2003. These exhibitions offer international buyers direct access to China and other Asian manufacturers. The Group’s businesses are conducted primarily through Trade Media Limited, its wholly owned subsidiary, which was incorporated in October 1984 under the laws of Cayman Islands. Through certain other wholly owned subsidiaries, the Group also organizes China Sourcing Fairs exhibitions, conferences and exhibitions on technology related issues, licenses Asian Sources/Global Sources Online and offers catalog services.

The Company was incorporated in Bermuda. The Company’s registered office address is Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda.

These financial statements were authorized for issue by the executive committee of the Board of Directors on April 5, 2013.

2.	Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1 Basis of preparation

The consolidated financial statements of Global Sources Ltd. have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations as issued by the International Accounting Standards Board (“IASB”).

The Group has adopted IFRS standards effective as at December 31, 2010 and the adoption was carried out in accordance with IFRS 1. For all periods up to and including the year ended December 31, 2009, the Group prepared its consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) or “Previous GAAP”, as defined in IFRS 1. Until the adoption of IFRS, the Group’s financial statements that were included in its reports filed with or furnished to the U.S. Securities and Exchange Commission were prepared in accordance with U.S. GAAP.

The consolidated financial statements have been prepared under the historical cost convention, except as disclosed in the accounting policies below.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 4. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.2 Consolidation

The consolidated financial statements comprise the financial statements of the Company and its majority owned or otherwise controlled subsidiaries.

(a) Subsidiaries

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. All significant inter-company transactions and balances are eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the consolidated income statement.

Investments in subsidiaries are accounted for at cost less impairment by the Company. Cost is adjusted to reflect changes in consideration arising from contingent consideration amendments. Cost also includes direct attributable costs of investment.

(b) Transactions with non-controlling interests

The Group treats transactions with non-controlling interests as transactions with equity owners of the Group. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

When the Group ceases to have control or significant influence, any retained interest in the entity is remeasured to its fair value, with the change in carrying amount recognized in the income statement.

(c) Associate

Associates are all entities over which the group has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the investor’s share of the profit or loss of the investee after the date of acquisition. The Group’s investment in associates includes goodwill identified on acquisition. The Group’s share of post-acquisition profit or loss is recognized in the consolidated income statement, and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income with a corresponding adjustment to the carrying amount of the investment.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value and recognizes the amount adjacent to ‘share of profit/(loss) of associates’, on the face of the consolidated income statement.

2.3 Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to chief operating decision-maker, which is the Company’s Board of Directors. The chief operating decision maker assesses the Group’s performance and makes decisions about resources to be allocated to each segment.

2.4 Foreign currency translation

(a) Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The Company’s functional currency is USD. The consolidated financial statements are presented in United States dollar (“$” or “USD”), which is the Group’s presentation currency.

(b) Transactions and balances

Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect on the date of the transaction. As of the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions and translation of foreign currency denominated accounts are recognized in the income statement.

Non-monetary items measured at fair values in foreign currencies are translated using the exchange rates at the date when the fair values are determined.

(c) Group companies

The financial statements of the subsidiaries reported in their respective local currencies are translated into USD for consolidation as follows:

(i)	assets and liabilities at the closing exchange rate as of the balance sheet date,
(ii)	shareholders’ equity at the historical rates of exchange,
(iii)	income and expense amounts at the average monthly exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions),
(iv)	all resulting translation differences are recorded in other comprehensive income and accumulated in “currency translation reserve” within equity.

Goodwill and fair value adjustments arising on the acquisition of foreign operations after January 1, 2009 (the Group’s date of transition to IFRS) are treated as assets and liabilities of the foreign operations and translated at the closing rates at the reporting date.

2.5 Property and equipment

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses (note 2.8). Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the consolidated income statement during the year in which they are incurred.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Depreciation on property and equipment is calculated on a straight-line basis over their estimated useful lives as follows:

Buildings	Over the remaining lease period or 50 years whichever
is shorter
Leasehold improvements	5 years
Computer equipment and software	3 years
Fixtures, fittings and office equipment	5 years
Reusable trade show booths	2 years
Motor vehicles	5 years

No depreciation was recognized for capital work-in-progress.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated income statement.

2.6 Investment properties

Investment properties include those portions of buildings that are held either to earn rental income or capital appreciation or both in the short to medium term. Investment properties are initially recognized at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Depreciation is calculated using a straight line method to allocate the depreciable amounts over the estimated lives of 50 years or over the remaining lease period whichever is shorter. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated income statement.

Transfers to, or from, investment properties are made when there is a change in the Company’s intention with respect to the use of the property.

2.7 Intangible assets

(a) Goodwill

Goodwill on acquisition of subsidiaries on or after January 1, 2009 (the Group’s date of transition to IFRS) represents the excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquiree over the fair value of the net identifiable assets acquired. Goodwill on acquisitions of subsidiaries is included in “intangible assets”. Goodwill is carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units (CGU) for the purpose of impairment testing. The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose, identified according to operating segment.

(b) Trademarks

Trademarks acquired in a business combination are recognized at fair value at the acquisition date. Trademarks have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method over their estimated useful lives of 6 to 17 years.

(c) Contractual backlog and others

Contractual backlog and others acquired in a business combination mainly relates to customer relationships which are recognized at fair value at the acquisition date. The contractual customer relationships have a finite useful life and are carried at cost less accumulated amortization.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Amortization is calculated using the straight-line method over the expected life of the customer relationship of 5 to 12 months.

(d) Databases

The databases acquired are measured on initial recognition at cost being the fair value as at the data of acquisition. Following initial recognition, databases are carried at cost less any accumulated amortisation and any accumulated impairment losses. Databases are amortised over a period of one year beginning on the date of acquisition. The amortisation expense on databases is recognised in the profit and loss account.

(e) Non-compete agreements

Intangible assets relating to non-compete agreements with the Group’s former employees and consultants and to the former employees of third party service providers are recorded at fair values at the date the respective agreements are entered into and are carried at cost less accumulated amortization. Amortization is calculated using a straight-line basis over the non-compete period of 5 years. The fair values are estimated based on the cash flow valuation model whereby valuation inputs include an estimate of future cash flows expected to be generated by the asset (note 2.15 (b)).

2.8 Impairment of non-financial assets

Assets that have an indefinite useful life – for example, goodwill, are not subject to amortization and are tested at least annually for impairment or more frequently if events or changes in circumstances indicate a potential impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

2.9 Financial assets

2.9.1 Classification

The Group classifies its financial assets in the following categories: loans and receivables, and available-for-sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(a) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets. The Group’s loans and receivables comprise “accounts receivable”, “receivables from sales representatives”, “term deposits with banks’, ‘cash and cash equivalents’ and assets other than “prepaid expenses”, “deferred expenses” and “ club memberships” included in the “prepaid expenses and other current assets” and “other non-current assets” in the balance sheet.

(b) Financial assets, available-for-sale

Financial assets, available-for-sale are non-derivatives that are either designated in this category or not classified as loans and receivables, held-to-maturity investments or financial assets at fair value through profit or loss. They are included in current assets unless the investment matures or management intends to dispose of it more than 12 months of the end of the reporting period.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.9.2 Recognition and measurement

Regular purchases and sales of financial assets are recognized on the trade-date – the date on which the Group commits to purchase or sell the asset. Investments are initially recognized at fair value plus transaction costs. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Available-for-sale financial assets are subsequently carried at fair value. Loans and receivables are subsequently carried at amortized cost using the effective interest method, less provision for impairment. A provision for impairment is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables (note 2.9.3).

Changes in the fair value of available-for-sale securities are recognized in other comprehensive income and accumulated in “fair value reserve” within equity.

When securities classified as available for sale are sold or impaired, the accumulated fair value adjustments recognized in equity are included in the consolidated income statement.

Interest on available-for-sale securities calculated using the effective interest method is recognized in the income statement.

Investment in equity instruments that do not have a quoted market price in an active market and whose fair values cannot be reliably measured are measured at cost less provision for impairment in value.

2.9.3 Impairment of financial assets

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

The criteria that the Group uses to determine that there is objective evidence of an impairment loss include:

  significant financial difficulty of the issuer or obligor;

  a breach of contract, such as a default or delinquency in interest or principal payments;

  the Group, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

  it becomes probable that the borrower will enter bankruptcy or other financial reorganization;

  the disappearance of an active market for that financial asset because of financial difficulties; or

  observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio.

For loans and receivables, the Group estimates the collectability of the trade receivables based on the analysis of trade receivables, historical bad debts, customer credit-worthiness and current economic trends and maintains adequate impairment allowance. The amount of the allowance is the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the receivables is reduced through the use of an allowance account, and the amount of the loss is recognized in the consolidated income statement. When an amount of receivables is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited to the consolidated income statement.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

In the case of equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss – is removed from equity and recognized in the consolidated income statement. Impairment losses recognized in the consolidated income statement on equity instruments are not reversed through the consolidated income statement. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in the income statement, the impairment loss is reversed through the consolidated income statements.

2.9.4 Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

2.10 Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis. Cost includes the purchase cost and the delivery costs incurred in bringing the inventory to the warehouse. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

2.11 Cash and cash equivalents

In the consolidated statements of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less with insignificant risk of change in value.

2.12 Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares are shown in equity as a deduction, net of tax, from the proceeds.

Where any group company purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the Company’s equity holders until the shares are cancelled or reissued. Where such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

2.13 Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Deferred income tax is recognized, using the asset and liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.14 Employee benefits

(a) Retirement contribution plans

Group companies operate a number of retirement contribution plans. The Group pays contributions to privately administered retirement contribution plans or government authorities on a mandatory, contractual or voluntary basis based on a percentage of each eligible employee’s salary. Employees working in a jurisdiction where there is no statutory provision for retirement contributions are covered by the Company’s plans. Once the contributions have been paid, the Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense when they are due.

2.15 Non-cash compensation expenses

(a) Share grants to employees and team members

The Company operates a number of equity-settled compensation plans, under which the Company receives services from employees, and consultants and employees of third party service providers (collectively known as “team members”) as consideration for equity instruments of the Company. The Group’s employee and team member equity compensation plans are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. The fair value of the employee or team member services received in exchange for the grant of the shares is recognized as an expense in the income statement with a corresponding increase in “capital reserve” within equity.

Non-market vesting conditions are included in assumptions about the number of share grants that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At the end of each reporting period, the entity revises its estimates of the number of shares that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision to original estimates, if any, in the income statement, with a corresponding adjustment to equity.

The Company made share awards to its directors under The Global Sources Directors Share Grant Award Plan. These awards are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. The Company recognizes the compensation costs associated with share awards with cliff vesting to directors on a straight-line basis over the vesting period.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(b) Share grants for non-compete agreements

The Company issues share grants to former employees, and former consultants and the former employees of third party service providers after they resigned or retired from their respective employment or consultancy service. Under these plans, the share grants vest over a five-year period on a graded vesting basis, with a percentage of shares vesting each year. The grantee is subject to the non-compete terms stipulated in the plan. There is no other vesting condition other than the non-compete terms.

Where the Company has the ability to enforce the non-compete agreement and the grantees are entitled to the shares, an intangible asset is recognized in relation to the non-compete provisions of these awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis (note 2.7 (e)).

2.16 Revenue recognition

The Group derives its revenue from advertising fees in its published trade magazines and websites, sales of trade magazines and reports, fees from licensing its trade and service marks, and organizing exhibitions and business seminars.

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities. Revenue is shown excluding value added taxes, net of discounts and after eliminating sales within the Group. The Group presents the sales taxes imposed on revenue generating transactions on a gross basis in “sales costs”.

The Group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and when specific criteria have been met for each of the Group’s activities as described below.

Revenue from advertising in trade magazines and websites, net of discounts, are recognized ratably over the period in which the advertisement is displayed. Revenue from sales of trade magazines and reports is recognized upon delivery of the magazine/report. Magazine subscriptions received in advance are deferred and recognized as revenue upon delivery of the magazine. Revenue from organizing exhibitions and business seminars is recognized at the conclusion of the event and the related direct event production costs are deferred and recognized as expenses upon conclusion of the event. When multiple deliverables are contracted under a single arrangement, the Group allocates the total consideration to each unit of accounting based on its relative percentage of the total fair value of all units of accounting included in the arrangement. Where the Group is unable to determine the fair value of each of the unit in an arrangement, total consideration is allocated by estimating the stand-alone selling price for one performance obligation if a directly observable price exists.

The Group receives royalties from licensing its trade and service marks. Royalties from license arrangements are earned ratably over the period in which the advertisement is displayed by the licensee. Barter transactions are recorded at the fair value of the merchandise or services received. Where the fair value of the merchandise or services received cannot be measured reliably, the revenue is measured at the fair value of the services rendered.

Interest income is recognized using the effective interest method.

2.17 Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. The Group leases certain office facilities and exhibition venues under cancelable and non-cancelable operating leases, generally with an option to renew upon expiry of the lease term. Rentals under operating leases (net of any incentives received from the lessor) are expensed on a straight-line basis over the life of the leases.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.18 Advertising Expenses

Advertising and promotion expenses are expensed as incurred.

2.19 Transactions with Sales Representatives

The Group utilizes sales representatives in various territories to promote the Group’s products and services. Under these arrangements, these sales representatives are entitled to commissions as well as marketing fees. For online and other media services, the commission expense is recognized when the associated revenue is recognized or when the associated accounts receivable are paid, whichever is earlier. For exhibitions, the commission expense is recognized when the associated revenue is recognized, upon conclusion of the event.

These sales representatives, which are mainly corporate entities, handle collections from clients on behalf of the Group. Included in receivables from these sales representatives are amounts collected on behalf of the Group.

2.20 Accounts payable

Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Accounts payables are recognised initially at fair value and subsequently measured at amortized cost using the effective interest method.

2.21 Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

3.	Financial risk management

The Group’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, and cash flow interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

Risk management is carried out by a group of senior management personnel. This particular group identifies, evaluates and takes appropriate measures to alleviate financial risks in close co-operation with the Group’s operating units. The Board of Directors provide direction for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

(a) Market risk

(i) Foreign exchange risk

The Group operates internationally and is exposed to foreign currency risk arising from various currency exposures, primarily with respect to the Chinese Renminbi (“RMB”). Foreign currency risk arises from commercial transactions, recognised assets and liabilities and net investments in foreign operations. A majority of the Group’s contracts with customers that are denominated in foreign currencies are in RMB. The conversion of these contract proceeds to USD could result in losses and reflects the foreign exchange risk assumed by the Group between contract signing and the conversion of cash into USD.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Group has not engaged in foreign currency hedging activities. Historically a majority (ranging between 98% to 99%) of the revenue is denominated in USD or is received in the Hong Kong Dollar (“HKD”), which is currently pegged to the USD, the RMB which historically remained relatively stable has strengthened during the past few years against the USD and the New Taiwan Dollar (“TWD”) is relatively stable against USD.

The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group’s foreign operations is managed primarily through identification of the specific risks and taking appropriate measures to alleviate the risk.

At December 31, 2012, if the RMB had weakened/strengthened by 1% (2011: 4%) against the USD with all other variables held constant, profit before tax for the year would have been $989 (2011: $2,371) lower/higher as a result of foreign currency losses/gains on translation of RMB denominated monetary assets and liabilities.

(ii) Cash flow and fair value interest rate risk

The Group has no interest-bearing borrowings as of December 31, 2012 and 2011. The Group’s exposure to changes in market interest rates is mainly attributable to its interest-bearing assets including term deposits with banks, available-for-sale financial assets and cash and cash equivalents. As of December 31, 2012 and December 31, 2011, the term deposits with banks are all fixed interest rate instruments and the available-for-sale securities are highly liquid and are short term in nature. Therefore interest rate risk is considered to be insignificant.

(iii) Credit risk

Credit risk arises from investments in checking and savings accounts, debt securities issued by U.S. Treasury, term deposits with banks, available-for-sale securities, accounts receivable and receivables from sales representatives.

The Company maintains checking, money market accounts, term deposits with banks, debt securities issued by U.S. Treasury held in custody with banks and available-for-sale securities with high quality institutions. The Company has a large number of customers, operates in different geographic areas and generally does not require collateral on accounts receivable or receivables from sales representatives. The Company generally collects in advance from customers in markets with higher credit risk. In addition, the Company is continuously monitoring the credit transactions and maintains impairment allowance where necessary.

The Group’s maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet.

Bank deposits that are neither past due nor impaired are mainly deposits with banks with high credit-ratings assigned by international credit-rating agencies. Available-for-sale financial assets are highly liquid instruments maintained with reputable institutions. Accounts receivable and receivables from sales representatives that are neither past due nor impaired are substantially companies with a good collection track record with the Group.

(iv) Liquidity risk

Cash flow forecasting is performed in the operating entities of the Group and aggregated by Group finance. Group finance monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs.

The Group invests its excess cash in term deposits with commercial banks, U.S. Treasury securities and available-for-sale securities to generate income from interest received as well as capital gains, while the funds are held to support its business.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Generally, the Group holds securities with specified maturity dates such as U.S. Treasury Bills until their maturity. The Group does not engage in buying and selling of securities with the objective of generating profits on short-term differences in price or for other speculative purposes. Its objective is to invest to support the Group’s capital preservation strategy.

The Company’s financial liabilities which consist of accounts payable and accrued liabilities are due within 12 months and their contractual undiscounted cash flows approximate their carrying amount as the impact of discounting is not significant.

(v) Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may return capital to shareholders and issue new shares. Currently the Group has no external borrowings and is not subject to any externally imposed capital requirements. The Group defines the total equity as the capital of the Group.

(vi) Fair value estimation

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

  Level 2: inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

  Level 3: inputs for the asset or liability that are not based on observable market data (that is unobservable inputs).

The following table presents the Group’s assets and liabilities that are measured at fair value.

31 December 2012

	Level 1	Level 2	Level 3	Total
Asset
Available-for-sale securities	$7,472	-	-	$7,472
Total asset	$7,472	-	-	$7,472

31 December 2011

	Level 1	Level 2	Level 3	Total
Asset
Available-for-sale securities	$13,250	-	-	$13,250
Total asset	$13,250	-	-	$13,250

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the Group is the current bid price. These instruments are included in level 1. Instruments included in level 1 comprise primarily of available-for-sale financial assets.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

4.	Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a) Income Taxes

The Group has exposure to income taxes in numerous jurisdictions. Significant judgment is involved in determining the Group-wide provision for income taxes and recognition of deferred tax assets. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for expected tax issues (note 9) based on reasonable estimates of whether additional taxes will be due and recognizes deferred income tax assets (note 15) on carried forward tax losses to the extent there are sufficient estimated future taxable profits and/or taxable temporary differences against which the tax loss can be utilized. Where the final tax outcome of these matters is different from the amounts that were initially recognized, such differences will impact the income tax and deferred tax recognized in the period in which such determination is made.

(b) Goodwill and Intangible assets

Upon acquisition, the purchase consideration is allocated between the net tangible and intangible assets other than goodwill on a fair value basis with any excess purchase consideration representing goodwill. The valuation of the acquired intangible assets represents the estimated economic value in use, using the discounted cash flow method. Acquired intangible assets are capitalized and amortized systematically over their estimated useful lives (refer to note 2.7), subject to impairment review.

Amortization periods are selected based on assessment of the longevity of the brands, the strength and stability of customer relationships, the market positions of the acquired assets and the technological and competitive risks they face. The longevity of these assets is evidenced by their long established and well regarded brands, and their characteristically stable market condition.

The carrying amounts of goodwill in each business are reviewed for impairment at least annually or more frequently if events or changes in circumstances indicate a potential impairment in accordance to the accounting policy stated in note 2.8. The carrying amounts of all other intangible assets are reviewed where there are indications of possible impairment.

An impairment review involves a comparison of the carrying value of the asset with the value in use based on management cash flow projections or fair value less cost to sell based on market comparable transactions or income approach. Key areas of judgment in estimating the recoverable amount of a CGU are the growth in cash flows over a five-year forecast period, the long term growth rate assumed thereafter and the discount rate applied to the forecast cash flows.

Exhibitions, Shenzhen, PRC:

During the year ended 31 December 2012, the Group acquired 80% equity interests in Haoji Group Limited (note 27) and the key estimates used are disclosed in note 13. A sensitivity analysis has been performed for each Exhibition business based on changes in key assumptions considered to be reasonably possible by management. The Group’s profit after tax will reduce by $537 if the post-tax discount rate applied to the discounted cash flows for the acquired business at December 31, 2012 is raised by 1%, with all other variables including tax rate being held constant.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

For the other Exhibition business, there will be no impact to the Group’s results after tax if the post-tax discount rate and the revenue growth applied to the discounted cash flows for each acquired Exhibition business at December 31, 2012 is raised by 1% and decreased by 1% respectively, with all other variables including tax rate being held constant.

Online and other media business, EDN:

During the year ended December 31, 2012, the Group recorded goodwill impairment charge of $1,355 relating to the online and other media services business of EDN. After recording the goodwill charge, the balance of goodwill relating to this business as at December 31, 2012 is nil.

5.	Segment information

Management has determined the operating segments based on the business activities whose operating results are reviewed by the Group’s chief operating decision maker (“CODM”), which is the Company’s Board of Directors to assess the Group’s performance and to make decisions about resources to be allocated to each segment.

The Group considers the business from a services perspective. The reportable operating segments derive their revenue primarily from the online and other media services and from the exhibitions.

Miscellaneous revenue consists mainly of technical services fee income and rental income. The results of these operations are included in the “all other segments” column.

The CODM assesses the performance of the operating segments based on a measure of profit/loss from operations. This measurement basis excludes interest income. Other gains or losses comprising gain on sale of available-for-sale financial assets and impairment loss on available-for-sale financial assets are not allocated to segments, as this type of activity is driven by the treasury of the Group, which manages the cash position of the Group.

The segment information provided to the CODM for the reportable segments for the year ended December 31, 2012 is as follows:

	Online and
	other media		All other
	services	Exhibitions	segments	Total
Revenue from external customers	$136,101	$88,782	$6,857	$231,740
Reportable segment profit from
operations	$24,856	$7,331	$2,784	$34,971
Depreciation and amortization	$3,069	$3,037	$3,006	$9,112
Other material non-cash items:
Non-cash compensations expenses	$1,412	$997	-	$2,409
Additions to property and equipment
and intangible assets	$1,120	$25,910	$42	$27,072
Reportable segment assets	$98,896	$110,169	$102,104	$311,169

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The segment information for the year ended December 31, 2011 is as follows:

	Online and
	other media		All other
	services	Exhibitions	segments	Total
Revenue from external customers	$141,475	$77,973	$5,617	$225,065
Reportable segment profit from
operations	$21,078	$7,292	$3,350	$31,720
Depreciation and amortization	$3,270	$1,327	$2,188	$6,785
Other material non-cash items:
Non-cash compensations expenses	$1,636	$1,141	-	$2,777
Additions to property and equipment
and intangible assets	$21,214	$10,004	$29,115	$60,333
Reportable segment assets	$112,189	$84,610	$79,531	$276,330

The segment information for the year ended December 31, 2010 is as follows:

	Online and
	other media		All other
	services	Exhibitions	segments	Total
Revenue from external customers	$122,203	$69,450	$4,996	$196,649
Reportable segment profit from
operations	$17,426	$5,069	$3,131	$25,626
Depreciation and amortization	$3,346	$1,580	$1,742	$6,668
Other material non-cash items:
Non-cash compensations expenses	$1,394	$793	-	$2,187
Additions to property and equipment
and intangible assets	$2,676	$1,520	$109	$4,305
Reportable segment assets	$126,114	$94,610	$4,979	$225,703

The revenue from external parties reported to the CODM is measured in a manner consistent with that in the income statement.

Revenue from barter transactions was $3,252, $4,650 and $2,327 for the years ended December 31, 2012, 2011 and 2010, respectively. Similarly, the expenses from barter transactions were $5,984, $4,478 and $2,439 for the years ended December 31, 2012, 2011 and 2010, respectively.

The amounts provided to the CODM with respect to total assets are measured in a manner consistent with that of the consolidated financial statements. These assets are allocated based on the operations of the segment. For the purposes of monitoring segment performance and allocating resources between segments, the CODM monitors the total assets attributable to each segment.

A reconciliation of the reportable segment profit from operations to profit before income taxes is provided as follows:

	2012	2011	2010
Total profit from operations for reportable segments	$34,971	$31,720	$25,626

Unallocated amounts:
Interest income	1,044	360	510
Share of loss of associate	(24)	-	-
Gain on sale of available-for-sale securities	-	-	1,223
Impairment loss on investment in associate	(302)	-	-
Profit before income taxes	$35,689	$32,080	$27,359

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Revenue from external customers is derived mainly from online and other media services and from the exhibitions. The online and other media services comprise online services and print services. Technical services fee income and rental income are included in the “miscellaneous”.

Breakdown of the revenue from all services is as follows:

	2012	2011	2010
Revenues
Online services	$119,011	$117,946	$96,125
Print services	17,090	23,529	26,078
Exhibitions	88,782	77,973	69,450
Miscellaneous	6,857	5,617	4,996
	$231,740	$225,065	$196,649

Miscellaneous income includes rental income for the year ended December 31, 2012, 2011 and 2010 of $5,795, $4,496 and $4,003 respectively.

Geographic information

Revenue by geographic locations is based on the location of the customer. Segment assets are based on the location of the assets. Non-current assets exclude investments and deferred income tax assets. There are no revenue and assets generated from or located in Bermuda.

	2012	2011	2010
Revenues
China	$189,648	$177,563	$148,418
Rest of Asia	35,603	40,011	41,228
United States	5,706	6,455	5,947
Europe	531	695	382
Others	252	341	674
	$231,740	$225,065	$196,649

	December 31,	December 31,
	2012	2011
Non-current assets
China and rest of Asia	$163,717	$145,629
	$163,717	$145,629

There is no revenue derived from transactions with a single external customer that amounted to 10% or more of the Group’s revenue (2011: nil, 2010: nil).

6.	Interest income

	2012	2011	2010
Interest income
Treasury bills and balances with banks	$59	$101	$103
Term deposits with banks	979	257	407
Available-for-sale financial assets	6	2	-
	$1,044	$360	$510

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

7.	Expenses by nature

	2012	2011	2010
Depreciation of property and equipment (note 11)	$4,186	$5,286	$5,379
Depreciation of investment property (note 12)	1,804	-	-
Amortization of intangible assets (note 13)	3,122	1,499	1,289
Total depreciation and amortization	$9,112	$6,785	$6,668

Employee benefit expenses (note 8)	29,742	29,515	24,778
Rental expense on operating leases	14,844	14,734	13,739
Content, community, marketing and administrative
service fees	42,389	44,694	41,528
Advertising costs	12,352	11,054	8,945
Sales commissions	45,360	42,943	40,860
Business tax	9,719	12,039	8,801
Legal and professional fees	1,716	1,562	987
Magazine, printing and mailing	3,377	3,937	4,012
Materials and supplies	12,607	11,066	9,168
Impairment of intangible assets (note 13)	1,389	670	-
Other expenses	14,162	14,346	11,537
Total operating expenses	$196,769	$193,345	$171,023

8.	Employee benefit expenses

	2012	2011	2010
Wages and salaries	$25,371	$24,978	$20,346
Retirement contribution plans	1,649	1,480	1,318
Non-cash compensation expenses	1,732	2,111	2,257
Other employee’s benefits	990	946	857
	$29,742	$29,515	$24,778

9.	Income tax expense

The Company and some of its subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies (collectively referred to as “Cayman Islands”). Some of the Company’s subsidiaries operate in Hong Kong Special Administrative Region, Singapore, the People’s Republic of China and certain other jurisdictions and are subject to income taxes in their respective jurisdictions. The Company is also subject to withholding taxes for revenues earned in certain other countries.

The Company received an exemption from Bermuda taxation under the Exempted Undertakings Tax Protection Act, 1996 (as amended) of Bermuda until March 31, 2035. The Company’s subsidiary in Dubai, United Arab Emirates has been granted a fifty year tax holiday in Dubai since it is located in a Free Trade Zone, which may be subject to further renewal upon expiry of the initial fifty-year period in 2057. The Group did not utilize these tax holidays as of December 31, 2012 and December 31, 2011, as there were no taxable profits.

Income tax expense for the year consists of:

	2012	2011	2010
Current tax:
Current foreign tax on profits for the year	$3,181	$1,674	$1,357
Total current tax	$3,181	$1,674	$1,357
Deferred foreign tax benefit (note 15)	(437)	(61)	(240)
Income tax expense	$2,744	$1,613	$1,117

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The tax on the Group’s profit before income taxes differs from the theoretical amount that would arise using the statutory income tax rate of 0% as follows:

	2012	2011	2010
Profit before income taxes	$35,689	$32,080	$27,359
Tax calculated at statutory income tax rate of 0%
(2011: 0%; 2010: 0%)	-	-	-
Tax effect of:
Foreign income and revenues taxed at higher rates	2,744	1,613	1,117
Income tax expense	$2,744	$1,613	$1,117

The Company’s subsidiaries are subject to taxation in Hong Kong, the People’s Republic of China, Singapore and other jurisdictions. There are certain open tax assessments as of December 31, 2012. The tax returns of the Company’s subsidiaries remain open to assessment in the following major tax jurisdictions: Hong Kong SAR – for the years 2004 to 2012, Singapore – for the years 2011 to 2012 and the People’s Republic of China – for the years 2007 to 2012. The Group’s estimates of income tax expenses and liabilities of each year end include management judgment about the eventual outcome of the reviews of open years based on the latest information available about the positions taken by each tax authority.

10.	Earnings per share

(a) Basic

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year excluding ordinary shares purchased by the Company and held as treasury shares.

	2012	2011	2010
Profit attributable to equity holders of the Company	$32,206	$29,476	$25,251

Weighted average number of ordinary shares in issue	34,017,730	33,742,648	40,283,874

Basic earnings per share ($ per share)	$0.95	$0.87	$0.63

(b) Diluted

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume the effects of all dilutive potential ordinary shares. The dilutive potential ordinary shares of the Company consist of share grants.

For share grants, a calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average annual market share price of the Company’s shares) based on the monetary value of the outstanding share grants. The number of shares so calculated is compared against the number of shares that would have been issued assuming the exercise of the shares granted. The difference is added to the denominator as an issue of ordinary share for no consideration. No adjustment is made to earnings (the numerator).

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	2012	2011	2010
Profit attributable to equity holders of the Company	$32,206	$29,476	$25,251

Weighted average number of ordinary shares in issue	34,017,730	33,742,648	40,283,874
Adjustments for share grants	1,724,765	1,642,570	1,409,742
Weighted average number of ordinary shares for diluted
earnings per share	35,742,495	35,385,218	41,693,616

Diluted earnings per share ($ per share)	$0.90	$0.83	$0.61

11.	Property and equipment

			Computer
			equipment,
			software, fixtures,
			fittings and office
			equipment and		Capital
		Leasehold	reusable trade	Motor	work-in-
	Buildings	improvements	show booths	vehicles	progress	Total
Year ended December 31, 2012
Cost
Opening balance	$51,823	$13,714	$35,579	$371	$894	$102,381
Exchange differences	509	203	779	2	(19)	1,474
Additions	-	1,342	902	-	(873)	1,371
Business acquisition	-	-	-	-	-	-
Transfer to investment property	(24,360)	-	-	-	-	(24,360)
Disposals and write off	-	(80)	(821)	-	-	(901)
Total cost	$27,972	$15,179	$36,439	$373	$2	$79,965

Year ended December 31, 2012
Accumulated depreciation
Opening balance	$2,672	$11,525	$32,271	$152	$-	$46,620
Exchange differences	28	181	739	2	-	950
Additions	1,201	940	1,976	69	-	4,186
Transfer to investment property	(1,380)	-	-	-	-	(1,380)
Disposals and write off	-	(34)	(819)	-	-	(853)
Total accumulated depreciation	$2,521	$12,612	$34,167	$223	$-	$49,523
Net book amount	$25,451	$2,567	$2,272	$150	$2	$30,442

Year ended December 31, 2011
Cost
Opening balance	$77,396	$12,134	$34,343	$309	$14	$124,196
Exchange differences	3,316	18	(314)	3	20	3,043
Additions	52,004	1,573	2,171	59	860	56,667
Business acquisition	-	29	49	-	-	78
Transfer to investment property	(80,893)	-	-	-	-	(80,893)
Disposals and write off	-	(40)	(670)	-	-	(710)
Total cost	$51,823	$13,714	$35,579	$371	$894	$102,381

Year ended December 31, 2011
Accumulated depreciation
Opening balance	$5,860	$10,769	$30,973	$80	$-	$47,682
Exchange differences	154	6	(305)	1	-	(144)
Additions	2,181	770	2,264	71	-	5,286
Transfer to investment property	(5,523)	-	-	-	-	(5,523)
Disposals and write off	-	(20)	(661)	-	-	(681)
Total accumulated depreciation	$2,672	$11,525	$32,271	$152	$-	$46,620
Net book amount	$49,151	$2,189	$3,308	$219	$894	$55,761

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Shenzhen International Chamber of Commerce Tower

In 2004, the Company entered into an agreement to purchase approximately 9,000 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with land will revert to the local government authority. The construction was completed and the property was put in use during the year 2005. Depreciation of the property commenced during the year 2005. This building is depreciated on a straight-line basis over the remaining lease term.

In 2008, the Company purchased approximately 6,365 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with the land will revert to the local government authority. Depreciation of the property commenced during the year 2008. This building is depreciated on a straight-line basis over the remaining lease term.

In 2012 the Company restructured its operations based on a change in strategy. In view of the restructuring that was carried out in 2012, the Company reviewed the usage of the office space and based on the Company’s intention, the portion with cost and accumulated depreciation amounting to $11,177 and $991, respectively, that is designated to generate rental income in the short to medium term is classified as investment property (note 12). Accordingly, the carrying amount of the said building classified as property and equipment at December 31, 2012 and December 31, 2011 were $4,041 and $14,425 respectively.

Excellence Times Square

In 2007, the Company purchased approximately 1,939 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period the building together with the land will revert to the local government authority. The delivery of the office space to the Company was completed in 2007. The depreciation on this property commenced during 2007. The building is depreciated on a straight-line basis over the remaining lease term. This property is held as investment property as at December 31, 2012 and as at December 31, 2011, respectively. The carrying amounts of the said building classified as investment property as at December 31, 2012 and December 31, 2011 were $7,797 and $7,887 respectively.

Southmark

In 2008, the Company purchased approximately 22,874 square feet of office space, together with 6 car parking spaces, in a commercial building in Hong Kong S.A.R.. The lease period of the land is 55 years, commencing from year 1991. Depreciation of the property commenced during the year 2008, and the building is being depreciated on a straight-line basis over the remaining lease term. The carrying amounts of the portion of the said building classified as property and equipment at December 31, 2012 and December 31, 2011 were $10,930 and $11,246 respectively.

City Point

In 2011, the Company purchased approximately 6,668 square meters of office space in Shanghai. The remaining lease period of the land is 50 years, commencing from year 2006. Depreciation of the property commenced during the year 2011, and the building is being depreciated on a straight-line basis over the remaining lease term. In 2012 the Company restructured its operations based on a change in strategy. In view of the restructuring that was carried out in 2012, the Company reviewed the usage of the office space and based on the Company’s intention, the portion with cost and accumulated depreciation amounting to $13,183 and $389 respectively, that is designated to generate rental income in the short to medium term is classified as investment property (note 12). Accordingly, the carrying amounts of the said building classified as property and equipment at December 31, 2012 and December 31, 2011 were $10,480 and $23,480 respectively.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The market values of the above properties have been disclosed in note 12.

12.	Investment properties

	2012	2011
Cost
Opening balance	$80,893	-
Exchange differences	895	-
Transfers from property and equipment (note 11)	24,360	80,893
Total cost	$106,148	$80,893

Accumulated Depreciation
Opening balance	5,523	-
Exchange differences	64	-
Additions	1,804	-
Transfers from property and equipment (note 11)	1,380	5,523
Total accumulated depreciation	$8,771	$5,523
Net book amount	$97,377	$75,370

The information of the properties is detailed in note 11.

The fair values of properties are determined with the assistance of independent licensed appraisers who have appropriate recognized qualifications and experience to carry out such an exercise. The fair value is based on market values, being the estimated amount for which a property can be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s length transaction.

The total carrying amount of the properties, including the portion classified as property and equipment (note 11) and the portion classified as investment property as at December 31, 2012 and December 31, 2011 were $122,828 and $124,521 respectively. The fair value of these properties as at December 31, 2012 and December 31, 2011 were $219,690 and $209,820 respectively. The market valuations of the properties as at December 31, 2012 and December 31, 2011 were performed by Savills Valuation and Professional Services Limited, Hong Kong using internationally accepted valuation methods such as the income capitalization approach and the direct market comparison method.

In the case when investment property forms part of a larger property unit, it is distinguished by the Management on the basis of the area which it occupies in the total area of the property unit. On this basis, the Management has computed that the fair value attributable to investment properties as of December 31, 2012 was $170,147 (2011: $141,327).

Expenses for investment properties for the year ended December 31, 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Insurance	$60	-	-
Property tax/services fee	751	-	-
Building maintenance	49	-	-
Business tax	208	-	-
Depreciation	1,804	-	-
Total expenses	$2,872	-	-

The transfer from property and equipment with carrying amount of $75,370 in the previous financial year was performed on December 31, 2011.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

13.	Intangible assets

		Contractual
		backlog and	Non-compete		Database
	Trademarks	others	agreements	Goodwill	licences	Total
Year ended December 31, 2012
Cost
Opening balance	$6,864	$566	$4,586	$3,852	-	$15,868
Additions	19,774	621	26	4,980	300	25,701
Impairment charge	-	-	(57)	(1,355)	-	(1,412)
Write-off	-	(1,187)	(1,032)	-	-	(2,219)
Total cost	$26,638	$-	$3,523	$7,477	$300	$37,938

Year ended December 31, 2012
Accumulated amortization
Opening balance	$955	$509	$2,458	-	-	$3,922
Additions	1,593	678	751	-	100	3,122
Impairment charge	-	-	(23)	-	-	(23)
Write-off	-	(1,187)	(1,032)	-	-	(2,219)
Total accumulated amortization	$2,548	$-	$2,154	$-	$100	$4,802

Net book amount	$24,090	$-	$1,369	$7,477	$200	$33,136

		Contractual
		backlog and	Non-compete
	Trademarks	others	agreements	Goodwill	Total
Year ended December 31, 2011
Cost
Opening balance	$5,464	$339	$4,573	$2,497	$12,873
Additions	1,400	227	28	2,011	3,666
Impairment charge	-	-	(15)	(656)	(671)
Total cost	$6,864	$566	$4,586	$3,852	$15,868

Year ended December 31, 2011
Accumulated amortization
Opening balance	$390	$339	$1,695	-	$2,424
Additions	565	170	764	-	1,499
Impairment charge	-	-	(1)	-	(1)
Total accumulated amortization	$955	$509	$2,458	-	$3,922

Net book amount	$5,909	$57	$2,128	$3,852	$11,946

The Company has recognized intangible assets relating to non-compete agreements with its former employees and former team members at fair values as discussed in note 2.15 (b) and note 21. The Company amortizes these intangible assets on straight-line basis over the non-compete term which is specified in the award. Included in additions to trademarks and contractual backlog and others are assets acquired in a business combination discussed in note 27.

The amortization expense was included under general and administration expenses in the consolidated income statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Impairment test for goodwill:

Goodwill is allocated to the Group’s cash-generating units (“CGUs”) identified according to operating segments. An operating segment-level summary of the goodwill allocation is:

	December 31,	December 31,
	2012	2011
Exhibitions, Haoji Group Limited	$4,980	$-
Exhibitions, eMedia South China Limited	2,497	2,497
Online and other media services business, EDN	-	1,355
	$7,477	$3,852

The recoverable amount of CGU has been determined based on value-in-use calculations. These calculations use cash flow projections by management covering five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates. The growth rate did not exceed the long-term average growth rate for the business in which the CGU operates.

Exhibitions, Shenzhen PRC:

Key assumptions used for value-in-use calculations in 2012 and 2011 are as follows:

Haoji Group Limited

  Revenue growth rate of average 12%

  Discount rate of 18% applied to the post-tax cash flow projections

  Growth rate beyond five years of 1.5%

eMedia South China Limited

  Revenue growth rate of average 12% (2011: 10%)

  Discount rate of 18% (2011: 15%) applied to the post-tax cash flow projections

  Growth rate beyond five years of 1.5% (2011: 1.5%)

These above assumptions have been used for the analysis of the respective CGUs within the operating segment.

Management determined revenue growth rate based on past performance and its expectations of market developments. The discount rates used reflect specific risks relating to the relevant operating segments.

There was no impairment to goodwill for Haoji Group Limited and eMedia South China Limited at December 31, 2012 and December 31, 2011.

Online and other media business, EDN:

  Revenue decline of average 5% (2011: growth of average 4%).

  Discount rate of average 14% (2011: 18%) applied to the post-tax cash flow projections

  Growth rate beyond five years of nil (2011: 1.5%)

Management determined revenue growth rates based on past performance and its expectations of market developments, taking into consideration the restructuring that was carried out. The discount rates used reflect specific risks relating to the relevant operating segments.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Company performed an impairment review as at December 31, 2012 which revealed a shortfall in the future cash flows to support the recoverability of the EDN business. The cash flow projections used by management were based on the detailed financial and operating plans of the business and the more than anticipated softening of the print advertising market since the end of last financial year. Accordingly, an impairment of $1,355 to goodwill was recorded in the consolidated income statement for year ended December 31, 2012.

14.	Financial assets, available-for-sale and long term investments

(a) Financial assets, available-for-sale
	2012	2011
At January 1	$13,250	$-
Purchases during the year	12,611	18,247
Disposals	(18,508)	(4,999)
Interest income recognized during the year	6	2
Exchange differences	61	-
Fair value gains recognized in other comprehensive income	52	-
At December 31	$7,472	$13,250

Financial assets, available-for-sale include the followings:

	December 31,	December 31,
	2012	2011
Listed securities:
U.S. Treasury bills	$-	$13,250
Quoted money market debt instruments	7,472	-
	$7,472	$13,250

The maximum exposure to credit risk at the reporting date is the carrying value of the debt securities classified as available for sale.

None of these financial assets are either past due or impaired (2011: nil).

(b) Long term investments

As at December 31, 2012 and December 31, 2011, the Company holds equity instruments carried at $100 in a privately held unaffiliated electronic commerce company for business and strategic purposes. The investment is accounted for under the cost method since the ownership is less than 20%, the Company does not have the ability to exercise significant influence over the investee and the fair value cannot be reliably measured. The Company’s policy is to regularly review the carrying values of the non-quoted investments and to identify and provide for when circumstances indicate impairment other than a temporary decline in the carrying values of such assets has occurred.

(c) Associate

In 2012, the Group subscribed to an approximate 10% of equity interest in Shooii Limited, an Australian start-up company, which operated an online retail platform for footwear for approximately $302. The Group has the ability to exercise significant influence over Shooii Limited by virtue of their representation on the Board of Directors. During 2012, management carried out an impairment assessment and determined that this investment has been fully impaired as Shooii Limited suffered severe cash flow problems and all their attempts to find new sources of financing failed, resulting in Shooii Limited going under official administration and facing a prospect of being liquidated. The Group recorded an impairment loss relating to this investment of $302 under “Impairment loss on investment in associate” in the consolidated income statement for 2012.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

15.	Deferred tax assets

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current income tax assets against current income tax liabilities and when the deferred income taxes relate to the same fiscal authority. The amounts, determined after appropriate offsetting, are shown on the balance sheets as follows:
	December 31,	December 31,
	2012	2011
Deferred tax assets:
Deferred tax asset to be recovered after more than 12 months	$149	$254
Deferred tax assets to be recovered within 12 months	95	71
	$244	$325
Deferred tax liabilities:
Deferred tax liabilities to be settled after more than 12 months	$5,651	$1,350
Deferred tax liabilities to be settled within 12 months	439	160
	$6,090	$1,510

Deferred tax liabilities, net	$(5,846)	$(1,185)

The gross movement on the deferred income tax account is as follows:

	2012	2011
At January 1	$(1,185)	$(893)
Credited to the income statement	437	61
Acquisition of business (note 27)	(5,098)	(353)
At December 31	$(5,846)	$(1,185)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

	Provisions
	and
Deferred tax assets	expenses	Tax losses	Other	Total
At January 1, 2011	$266	$155	$83	$504
Credited/(charged) to the income statement	7	(142)	(44)	(179)
At December 31, 2011	$273	$13	$39	$325

Credited/(charged) to the income statement	(86)	(13)	18	(81)
At December 31, 2012	$187	$-	$57	$244

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

		Fair value
		adjustments on
	Accelerated tax	acquisition of
Deferred tax liabilities	depreciation	business	Total
At January 1, 2011	$129	$1, 268	$1,397
Acquisition of business	-	353	353
Credited to the income statement	(68)	(172)	(240)
At December 31, 2011	$61	$1,449	$1,510

Acquisition of business (note 27)	-	5,098	5,098
Charged/(credited) to the income statement	39	(557)	(518)
At December 31, 2012	$100	$5,990	$6,090

Deferred income tax assets are recognized for tax loss carry-forwards to the extent that the realisation of the related tax benefit through future taxable profits is probable.

The Group did not recognize deferred income tax assets of $10,236 (December 31 2011: $9,318) in respect of losses amounting to $36,010 (December 31, 2011: $33,194) that can be carried forward against future taxable income. Losses amounting to $29,232 (December 31, 2011: $29,921) expire by 2020, and the remaining losses have no expiry date.

16.	Prepaid expenses and other current assets

	December 31,	December 31,
	2012	2011
Non-current portion:
Club memberships	$216	$216
Deferred expenses – exhibition (iii)	2,144	1,759
Rental, utility and other deposits	402	577
	$2,762	$2,552

Current portion:
Unsecured employee loans (i)	$25	$32
Temporary advances to employees (ii)	9	141
Prepaid expenses	1,431	1,080
Deferred expenses (iii)	15,496	17,426
Other current assets	1,435	2,216
	$18,396	$20,895

(i)	The loans for the lease of residence are unsecured, interest free and are repayable in equal monthly installments over the period of the lease, typically less than or equal to twelve months.

There were no loans due from the Company’s directors and executive officers as at December 31, 2012 and December 31, 2011.

(ii)	Other temporary advances to staff are unsecured, interest free and are generally repayable within twelve months.

(iii)	Deferred expenses relate to deferred commission expenses and direct event production costs for exhibition events to be held in future periods.

The fair value of club membership, employee loans and other receivables at the reporting date approximates its carrying value of each asset mentioned above.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

17.	Inventories

	December 31,	December 31,
	2012	2011
Stock of paper, at costs	$410	$230
	$410	$230

The cost of inventories recognized as expense and included in community and content amounted to $707, $866 and $910 for the years ended December 31, 2012, 2011 and 2010 respectively.

18.	Accounts receivables and receivables from sales representatives

	December 31,	December 31,
	2012	2011
Accounts receivables	$4,774	$5,238
Less: provision for impairment of accounts receivables	(532)	(527)
Accounts receivables – net	4,242	4,711
Receivables from sales representatives	7,773	6,523
	$12,015	$11,234

The fair values of accounts receivables and receivables from sales representatives are as follows:

	December 31,	December 31,
	2012	2011
Accounts receivables	$4,242	$4,711
Receivables from sales representatives	7,773	6,523
	$12,015	$11,234

As of December 31, 2012 and December 31, 2011, receivables from sales representatives of $7,773 and $6,523, respectively, were neither past due nor impaired. The receivables from sale representatives represent cash receipts from the Group's customers, net of commissions and fees payable, and which are collected by the independent sales representatives on behalf of the Group. These cash receipts are banked into designated bank accounts owned by the independent sales representatives in China. For the credit risk management purposes, the Group's employees are the only authorized signatories for the withdrawal of cash from these bank accounts. The majority of these independent sales representatives have long standing relationships with the Group, and for whom there is no recent history of default.

As of December 31, 2012 and December 31, 2011 accounts receivables of $4,242 and $4,711, respectively were past due but not impaired. The aging analysis of these accounts receivables is as follows:

	December 31,	December 31,
	2012	2011
Up to 3 months	$3,501	$3,887
3 to 6 months	505	635
Over 6 months	236	189
	$4,242	$4,711

As of December 31, 2012 and December 31, 2011, the gross trade receivables of $532 and $527, respectively, were impaired and provided for. The individually impaired receivables mainly relate to certain customers for online and other media services, which are in unexpectedly difficult economic situations.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The aging of these accounts receivables is as follows:

	December 31,	December 31,
	2012	2011
Up to 3 months	$178	$192
3 to 6 months	118	146
Over 6 months	236	189
	$532	$527

Movements on the Group provision for impairment of accounts receivables are as follows:

	2012	2011
At January 1	$527	$592
Provision for receivable impairment	229	25
Receivables written off during the year as uncollectible	(224)	(90)
At December 31	$532	$527

The creation and release of provision for impaired receivables have been included in sales costs in the consolidated income statements. Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above. The Group does not hold any collateral as security.

19.	Cash, bank balances, term deposits with banks and financial assets, available-for-sale

	December 31,	December 31,
	2012	2011
Cash at bank and on hand	$19,304	$26,481
U.S. Treasury securities with original maturities of less than
three months	13,256	-
Term deposits and short-term highly liquid investments with
original maturities of three months or less	72,071	55,422
Cash and cash equivalents	104,631	81,903

U.S. Treasury securities with original maturities of over three
months	-	13,250
Quoted money market debt instruments	7,472	-
Financial assets available-for-sale	7,472	13,250
Term deposits with original maturities of over three months	4,184	2,764
Total	$116,287	$97,917

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

20.	Share capital and treasury shares

	Number of common shares		Amount
	Issued share	Treasury	Issued share	Treasury	Share
	capital	shares	capital	shares	premium
At January 1, 2010	51,427,642	(6,875,000)	$514	$(50,000)	$39,985

Issuance of common shares under
Equity Compensation Plans	141,898	-	2	-	-
Common shares	-	(11,121,000)	-	(100,089)	-
At December 31, 2010	51,569,540	(17,996,000)	$516	$(150,089)	$39,985

Issuance of common shares under
Equity Compensation Plans	220,408	-	2	-	-
At December 31, 2011	51,789,948	(17,996,000)	$518	$(150,089)	$39,985

Issuance of common shares under
Equity Compensation Plans	275,415	-	3	-	-
At December 31, 2012	52,065,363	(17,996,000)	$521	$(150,089)	$39,985

The authorised share capital of the Company as at December 31, 2012 and December 31, 2011 is 75,000,000 common shares of $0.01 par value. As at December 31, 2012 and December 31, 2011, the Company has 34,069,263 and 33,793,948 common shares outstanding, respectively. The share premium of $39,985 as at December 31, 2012 and December 31, 2011 is recognized under capital reserves in note 22.

On February 4, 2008, the Board of Directors of the Company authorized a program to buy back up to $50,000 worth of common shares. The Company may, from time to time, as business conditions warrant, purchase shares in the open market or through private transactions. The buyback program does not obligate the Company to buyback any specific number of shares and may be suspended or terminated at any time at management’s discretion. The timing and amount of any buyback of shares will be determined by management based on its evaluation of market conditions and other factors. As of December 31, 2012 and December 31, 2011, the Company has not bought back any of its shares under this program.

Under a separate program approved by the Board of Directors of the Company at their meeting held on 10 and 11 November 2008, the Company repurchased 6,875,000 issued and outstanding common shares at a total purchase price of $50,000 or $8.00 per share pursuant to a tender offer available for all shareholders to participate in 2008. The Company is holding the repurchased shares as treasury shares.

On 24 June 2010, the Board of Directors of the Company authorized a program to repurchase 11,121,000 of its common shares by tender offer at purchase price of $9.00 per share. Accordingly, in August 2010, the Company completed the repurchase and paid a total purchase consideration of $100,089. The Company is holding the repurchased shares as treasury shares.

21.	Non-cash compensation

On December 30, 1999, the Company established The Global Sources Employee Equity Compensation Trust (the “Trust”) for the purpose of administering monies and other assets to be contributed by the Company to the Trust for the establishment of equity compensation and other benefit plans, including the Equity Compensation Plans Numbers I to VII described below. The Trust is administered by Appleby Services (Bermuda) Ltd (previously known as “Harrington Trust Limited” and then as “Appleby Trust (Bermuda) Ltd.”) (the “Trustee”). The Trustee in the exercise of its power under the Declaration of Trust may be directed by the Equity Compensation Plan committee, including the voting of securities held in the Trust. The Board of Directors of the Company will select the members of the Equity Compensation Plan committee.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

On February 4, 2000, in conjunction with the establishment of the Trust and the Share Exchange, the former parent company of Global Sources Ltd. assigned 4,034,552 common shares of the Company at a historical cost of less than $1, representing a 10% equity interest in the Company, for the establishment of share option plans and/or share award plans, known as ECP I, ECP II and ECP III. Subsequently, share option plans and/or share award plans, known as ECP IV, ECP V, ECP VI and ECP VII were established.

Pursuant to a Declaration of Trust dated November 28, 2006 by the Trustee, “The Global Sources Equity Compensation Trust 2007” (“2007 Trust”) was established. The 2007 Trust is administered by the Trustee as trustee. The purpose of the 2007 Trust is to administer shares contributed by the Company to the 2007 Trust from time to time in connection with providing equity compensation benefits under The Global Sources Equity Compensation (2007) Master Plan described below (“ECP 2007 Master Plan”). In exercising its powers under the Trust, the Trustee may be directed by a plan committee to be constituted and appointed by the Company. The Plan Committee (“ECP 2007 Plan Committee”) was constituted and appointed by the Board of Directors on February 15, 2007.

The ECP 2007 Master Plan was approved by the Company’s shareholders on May 8, 2006. The ECP 2007 Master Plan commenced with effect on January 1, 2007 and, unless terminated earlier by the Company’s Board of Directors, will expire on December 31, 2012. The Company’s employees, directors, consultants and the Company’s independent contractors’ employees are eligible to be awarded grants of the Company’s common shares under the ECP 2007 Master Plan. The grantees and the number of shares to be awarded, and the vesting rules and other terms and conditions, are to be as determined by the Plan Committee, which is authorized under the ECP 2007 Master Plan to issue supplementary or subsidiary documents to set out and evidence such vesting rules and other terms and conditions. The total number of shares to be issued under the ECP 2007 Master Plan is subject to a limit of 3,000,000 common shares.

On November 7, 2006, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 3,000,000 common shares to be issued under the ECP 2007 Master Plan.

(a) Share grants to employees and team members

The Equity Compensation Plan committee approved and made several share awards / options under the plans ECP I, ECP II, ECP III and ECP IV. All the share awards / options under these plans have fully vested. The non-cash compensation expenses associated with these awards have been recognized over the vesting terms of the awards from their respective award dates.

Eligible employees, directors and team members (consultants and the employees of third party independent contractors) under ECP V are awarded grants of shares, the numbers of which are determined by the Equity Compensation Plan committee.

Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of team members to these common shares is subject to continued services provided by them and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP V on January 23, 2001. The Equity Compensation Plan committee subsequently approved additional awards of common shares under ECP V on various dates.

The non-cash compensation expenses associated with the above awards are recognized over the five or six year vesting term as applicable from the respective award dates.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Eligible employees, directors and team members under ECP VII were awarded grants of Global Sources Ltd. common shares, the numbers of which are determined by the Equity Compensation Plan committee periodically. Entitlement of the employees and directors to these common shares was subject to employment and vesting terms. Entitlement of team members to these common shares was subject to continued services provided by the team-members and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP VII on January 1, 2002 and made further awards on various dates subsequently. The non-cash compensation expenses associated with the above awards are recognized over the six years vesting term from the respective award dates. All the share awards under this plan have fully vested.

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Share Grant Award Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Under the plan, the Plan Committee is to determine who will be granted awards of shares and the number of shares to be awarded to them, and the vesting schedule for such awards. The plan commenced with effect on March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee approved awards of common shares under the plan during the years 2007 to 2012 to employees and team members (consultants and the employees of third party independent contractors). The non-cash compensation expenses associated with the awards are recognized over the six year vesting term of the award.

On April 24, 2009, the Plan Committee approved and issued “The Global Sources Directors Share Grant Award Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are directors of the Company. Under the plan, the Plan Committee is to determine who amongst the directors of the Company will be granted awards of shares and the number of shares to be awarded to them. Any shares awarded will not vest immediately, but only at the end of four years after such effective date as may be specified by the Plan Committee (or in accordance with such other vesting schedule as may be determined by the Plan Committee). The plan commenced with effect on April 24, 2009, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee awarded 19,500 common shares (comprising 3,000 common shares each to six directors and 1,500 to one director) to the seven directors of the Company, 21,000 common shares (comprising 3,000 common shares each to seven directors), 1,500 common shares (to one director), 21,000 common shares (comprising 3,000 common shares each to seven directors) and 21,000 common shares (comprising 3,000 common shares each to seven directors) in January 2012, January 2011, June 2011, January 2010 and June 2009, respectively. The non-cash compensation expenses as of December 31, 2012, associated with the awards under the plan are recognized over the four year vesting term of the award.

As of December 31, 2012 and December 31, 2011, there was $4,298 and $5,371, respectively, of unrecognized non-cash compensation cost associated with the awards under the above ECP plans, excluding the awards under ECP VI, and The Global Sources Retention Share Grant Plan and The Global Sources Retention Share Grant Plan II, which are expected to be recognized over the next six years.

(b) Share grants for non-compete agreements

Eligible employees and team members under ECP VI are awarded, after they resigned or retired from their respective employment or consultancy service, one-time grants of Global Sources Ltd. common shares, the numbers of which are determined by the Equity Compensation Plan committee. Entitlement of the grantees to these common shares is subject to non-compete terms. There is no other vesting conditions other than the non-compete terms. The Equity Compensation Plan committee approved ECP VI on March 13, 2001 and made awards of common shares under the plan on various dates subsequently.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Retention Share Grant Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are persons who have been the employees and team members for at least five years, who retire “in good standing” (as determined by the Plan Committee), and who would otherwise have their unvested shares (under any applicable equity compensation plans) forfeited upon retirement. The Plan Committee is to determine who amongst eligible persons will be granted awards of common shares. The number of common shares to be awarded to such grantees is calculated according to a formula defined in the plan, and will vest in equal installments over a period of five years after retirement, subject to certain non-compete terms and the grantees remaining “in good standing”. There is no other vesting conditions other than the non-compete terms. The plan commenced with effect from March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee approved awards of common shares under the plan during 2007 to 2012.

On May 9, 2012, the Company established The Global Sources Retention Share Grant Plan II (amended effective as of May 1, 2012) to issue share awards to former employees and former team members when they resign or retire from their respective employment or consultancy service. Under this plan, the share grants vest over a five-year period on a graded vesting basis, with a percentage of shares vesting each year. The grantee is subject to the non-compete terms stipulated in the plan. There is no vesting conditions other than the non-compete terms. The shares awarded to a grantee can be issued by the Company to the trustee of the 2007 Trust, to be held by the trustee, at any time following the award thereof or can be issued by the Company directly to the grantee, in accordance with the vesting rules. The Company recognizes the intangible asset relating to the non-compete provisions of the awards under the ECP VI, The Global Sources Retention Share Grant Plan and The Global Sources Retention Share Grant Plan II at the fair value on date of grant in accordance with note 2.15(b).

As of December 31, 2012 and December 31, 2011, there was $1,369 and $2,128 balance of intangible asset, respectively, associated with the awards under the ECP VI, The Global Sources Retention Share Grant Plan and The Global Sources Retention Share Grant Plan II which is expected to be amortized over the next five years. During the year ended December 31, 2012 the Company recorded $751 (2011: $764; 2010: $558) amortization of intangible assets associated with the awards under these plans.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Company’s non-vested shares as of December 31, 2012 and 2011 and changes during the year ended December 31, 2012 and 2011 were as follows:

									The Global Sources
									Retention Share Grant
							The Global Sources		Plan and the Global		The Global Sources
							Share Grant Award		Sources Retention		Directors Share Grant
	ECP V Grant Plan		ECP VI Grant Plan		ECP VII Grant Plan		Plan		Share Grant Plan II		Award Plan
										Weighted
		Weighted		Weighted		Weighted		Weighted		average		Weighted
		average	Number	average		average		average		grant		average
	Number	grant date	of	grant date	Number	grant date	Number	grant date	Number	date fair	Number	grant date
	of shares	fair value	shares	fair value	of shares	fair value	of shares	fair value	of shares	value	of shares	fair value
Non-vested at
January 1,
2012	21,200	$5.95	2,000	$7.42	135,625	$6.86	1,340,673	$9.28	302,577	$7.96	64,500	$8.10
Granted	-	-	-	-	-	-	365,238	$5.07	72,044	$6.16	19,500	$5.08
Vested	(3,100)	$7.11	(500)	$7.42	(135,625)	$6.86	(185,661)	$9.40	(88,808)	$8.14	-	-
Forfeited	-	-	-	-	-	-	(80,414)	$8.31	(5,516)	$8.29	-	-
Non-vested at
December 31,
2012	18,100	$5.75	1,500	$7.42	-	-	1,439,836	$8.25	280,297	$7.43	84,000	$7.40

Non-vested at
January 1,
2011	27,298	$6.18	2,500	$7.42	340,433	$7.15	1,113,710	$8.64	391,648	$7.99	42,000	$7.13
Granted	9,321	$11.84	-	-	-	-	372,853	$11.49	2,721	$10.09	22,500	$9.91
Vested	(15,419)	$9.93	(500)	$7.42	(204,556)	$7.35	(130,051)	$10.15	(90,239)	$8.13	-	-
Forfeited	-	-	-	-	(252)	$6.86	(15,839)	$8.70	(1,553)	$9.89	-	-
Non-vested at
December 31,
2011	21,200	$5.95	2,000	$7.42	135,625	$6.86	1,340,673	$9.28	302,577	$7.96	64,500	$8.10

The total fair value of shares vested during the years ended December 31, 2012 and 2011 were as follows:

The
Global
Sources
					Retention	The
				The	Share Grant	Global
				Global	Plan and the	Sources
				Sources	Global	Directors
				Share	Sources	Share
Year ended		ECP VI		Grant	Retention	Grant
December	ECP V	Grant	ECP VII	Award	Share Grant	Award
31,	Grant Plan	Plan	Grant Plan	Plan	Plan II	Plan	Total
2012	$19	$3	$658	$905	$578	$-	$2,163
2011	$174	$6	$1,291	$1,238	$794	$-	$3,503

Non-cash compensation expenses associated with the employee and team member Equity Compensation Plans and Global Sources Directors Share Grant Award Plan included under various categories of operating expenses are approximately as follows: sales: $565 (2011: $737; 2010: $545), community and content: $70 (2011: $234; 2010: $284), general and administrative $1,524 (2011: $1,528; 2010: $1,089), and information and technology: $250 (2011: $278; 2010: $269).

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

22.	Other reserves

	Accumulated other
	comprehensive income
		Currency
	Fair value	translation	Capital
	reserve	reserve	reserve	Total
At January 1, 2012	$-	$5,177	$147,414	$152,591
Fair value gains (note 14)	52	-	-	52
Currency translation differences	-	1,623	-	1,623
Less : Share of non-controlling interests	(19)	(50)	-	(69)
Non-cash compensation	-	-	2,409	2,409
Capitalisation of intangible assets relating
to share grants for non-compete
agreements, net (note 13)	-	-	26	26
Issuance of shares	-	-	(3)	(3)
At December 31, 2012	$33	$6,750	$149,846	$156,629

At January 1, 2011	$-	$2,080	$144,611	$146,691
Currency translation differences	-	3,212	-	3,212
Less : Non-controlling interests share of
currency translation differences	-	(115)	-	(115)
Non-cash compensation	-	-	2,777	2,777
Capitalisation of intangible assets relating
to share grants for non-compete
agreements, net (note 13)	-	-	28	28
Issuance of shares	-	-	(2)	(2)
At December 31, 2011	$-	$5,177	$147,414	$152,591

23.	Deferred income and customer prepayments

	December 31,	December 31,
	2012	2011
Non-current portion:
Advertising	$2,990	$4,963
Exhibitions	6,072	3,327
	$9,062	$8,290
Current portion:
Advertising	47,904	64,985
Exhibitions, subscription and others	36,636	36,856
	$84,540	$101,841

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

24.	Accrued liabilities

	December 31,	December 31,
	2012	2011
Salaries, wages and commissions	$2,507	$2,147
Retirement defined contribution accruals	869	856
Liabilities for incentive plan	1,759	1,565
Printing, paper and bulk mailing costs	221	216
Sales commissions and fees to third parties	4,745	6,373
Business taxes	4,946	3,348
Others	5,362	3,218
	$20,409	$17,723

25.	Contingencies

From time to time the Company is involved in litigation in the normal course of business. While the results of such litigation and claims cannot be predicted with certainty, the Company believes that the probability is remote that the outcome of the outstanding litigation and the claims will have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows.

26.	Commitments

(a) Capital commitment

Capital expenditure contracted for at the end of the reporting period but not yet incurred is as follows:

	2012	2011
Purchase of property and equipment	$9	$506
Total	$9	$506

(b) Operating lease commitments – group company as lessee

The Company leases office facilities and exhibition venues under cancelable and non-cancelable operating leases generally with an option to renew upon expiry of the lease term.

The future aggregate minimum lease rental payments under non-cancelable operating leases for office premises are as follows:

	2012	2011
No later than 1 year	$831	$711
Later than 1 year and no later than 5 years	749	67
Total	$1,580	$778

During the first quarter of 2007, the Group entered into a number of venue license agreements for exhibition events amounting to $44,396 in payments over five and a half years and in January 2011, the Group signed supplemental agreements for additional space, increasing the total amount to $44,529. In 2010, the Group further entered into a number of venue license agreements for the exhibition events amounting to a gross value of approximately $19,990 in payments over five years. Again in 2012, the Group entered into additional venue license agreements for the exhibition events amounting to a gross value of approximately $21,664. All the above agreements are cancellable under force majeure or other specified conditions, or upon notice and payment of cancellation charges to the other party. The amounts paid will be expensed when the related events are held. As of December 31, 2012, the Group paid approximately, in aggregate, $46,364 under these agreements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

In addition, the Group entered into several agreements for the venue rental for future exhibition events to be held in 2012 to 2014 amounting to $1,193 in 2011 to 2012. The amounts paid under these agreements as of December 31, 2012 were $552. The above agreements are cancellable upon notice and payment of cancellation charges to the other party.

(c) Operating lease commitments – group company as lessor

The Company leases out office premises to non-related companies under non-cancellable operating leases. The future aggregate lease payments receivable under non-cancellable operating leases for office premises within the next 1 year and later than 1 year but not later than 5 years are $1,607 and $968, respectively.

27.	Business combinations

Acquisition of Huanyu Shishang Exhibition (Shenzhen) Co Ltd

In March 2012, Trade Media Holdings Limited (a subsidiary of the Group) acquired 80% equity interest in Haoji Group Limited, a company incorporated in the British Virgin Islands, which through Space Exhibition Consultants Limited (a wholly owned subsidiary in Hong Kong) owns 100% of Huanyu Shishang Exhibition (Shenzhen) Co., Ltd, a company incorporated in the People's Republic of China.

Huanyu Shishang Exhibition (Shenzhen) Co., Ltd organises and hosts the China (Shenzhen) International Brand Clothing & Accessories fair (SZIC), one of the largest fashion shows in Asia.

The total consideration for this acquisition was $17,010, with an initial cash consideration of $12,693 that was paid upon completion of the transaction, and another additional cash consideration of $4,317 that is payable in FY2013 upon certain performance-related conditions being fulfilled.

With SZIC's dominant presence in the expanding fashion industry combined with the Group's established global presence and strong network in China, this acquisition positions the Group with an advantage in the fashion industry.

The Group accounted for this acquisition as a business combination. As the Group gained control of Haoji Group Limited on March 9, 2012, the results of the operations were consolidated from this date onwards.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Consideration
Cash consideration	$17,010

Effects on cashflow of the Group
Cash paid	12,693
Contingent consideration payable in 2013	4,317
Total consideration (as above)	17,010
Less : Cash and cash equivalents in subsidiaries acquired	(1,334)
15,676
Cash outflow in year 2012	11,359
Expected cash outflow in year 2013	4,317
Cash outflow on acquisition	15,676

Recognised amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalent	1,334
Deferred expenses	2
Contractual backlogs	621
Trademarks	19,774
Goodwill	4,980
26,711

Accounts Payable	9
Trade deposits received	1,585
Accruals	3
Deferred tax liabilities	5,098
6,695

Less : Non-controlling interest	3,006

Total	17,010

Cumulative acquisition related costs included in general and administrative expenses in consolidated income statements for year ended December 31, 2012
(2011: $52)	$293

The goodwill of $4,980 arising from the acquisition is attributable to the acquired workforce and marketing network.

The contingent consideration arrangement requires the Group to pay the former owners of SZIC $4,317 if SZIC achieves the targeted net profit for the period from January 1, 2012 to December 31, 2012. The fair value of the contingent consideration as at date of acquisition was estimated based on an income approach where the potential undiscounted amount of future payments is between $nil to $4,317 and the impact of discounting is not significant. As at December 31, 2012, the consideration was finalized at $4,317 and was subsequently paid in 2013.

The Group has chosen to recognize the non-controlling interest for this acquisition based on their proportionate share of the identifiable net assets of the acquiree.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The acquired subsidiary contributed revenue of $7,009 and net income of $752 to the company from March 9, 2012 to December 31, 2012. If the acquisition had occurred on January 1, 2012, the Group’s revenue and net profit for the year ended December 31, 2012, would have been $231,740 and $32,702, respectively.

28.	Related party transactions

The following transactions were carried out with related parties: (a) Purchases of services

	2012	2011
Rental and building maintenance services received from
subsidiaries of a major shareholder of the Company	$-	$396
Reimbursement of membership fees from a subsidiary of a major
shareholder of the Company for use of club membership	-	9
Purchases of investment consultancy services from subsidiaries of
a major shareholder of the Company	-	15
Total	$-	$420

Based on the information in Amendment No. 7 to the Schedule 13D filed with the SEC on April 22, 2011, during the period from January 19, 2011 to April 15, 2011, Hung Lay Si co., Ltd, the former major shareholder, transferred all of the common shares owned by it to four unaffiliated separate entities. As a result, the related party relationship ended on 15 April 2011. The disclosure above pertained to transactions with Hung Lay Si group of companies from January 1, 2011 to April 15, 2011. There were no other material related party transactions during the year 2012 and 2011.

(b) Key management compensation

The compensation paid or payable to key management for employee services is shown below:

	2012	2011
Wages, salaries, bonus and fees	$2,129	$2,302
Retirement contribution plans	43	59
Non-cash compensation expenses	718	1,465
Other benefits	22	10
Total	$2,912	$3,836

29.	Events after reporting periods

With an intent to realign its real estate property holding position the Group decided to sell one of the commercial properties that is currently vacant. In February 2013, the Group has signed a letter of intent for the sale of its property in Excellence Times Square in Shenzhen, China, comprising approximately 1,939 square meters of office space, for a total cash consideration of approximately $19,300. The transaction is subject to the formal sale and purchase agreement being signed on or before April 30, 2013 and the buyer’s full payment of the purchase price being made on or before May 7, 2013. The impact resulting from this transaction on the Group’s net profit for 2013 is expected to be a net gain of approximately, $8,500.

On March 18, 2013, the Group signed a sale and purchase agreement for the sale of office space on the 26th floor of Southmark building in Hong Kong, China, comprising a total area of 9,431 square feet, and three car parking spaces, for a total cash consideration of approximately $9,000. The transaction has been completed on March 28, 2013 and full payment of the purchase price has been received by the Group from the buyer. The impact resulting from this transaction on the Group’s net profit for 2013 is expected to be a net gain of approximately, $4,400.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

In order to reduce the Group’s exposure to potential rental cost increases, the Group has signed a sale and purchase agreement on March 18, 2013 for the purchase of commercial property on the 21st, 22nd and 23rd floors of the Vita Tower in Hong Kong, China, which the Group currently leases for operational use. This comprises a total of 36,822 square feet of office space, for a total purchase consideration of approximately $23,600. The transaction has been completed on March 28, 2013 and the total purchase consideration has been paid by the Group.

30.	Recent accounting pronouncements

New standards, amendments and interpretations issued that are effective for the financial year beginning 1 January 2013:

  IAS 19, ‘Employee benefits’ was amended in June 2011. The requirements of the standard are as follows: to eliminate the corridor approach and recognize all actuarial gains and losses in other comprehensive income as they occur; to immediately recognize all past service costs; and to replace interest cost and expected return on plan assets with a net interest amount that is calculated by applying the discount rate to the net defined benefit liability (asset). The Group adopted IAS 19 for the accounting period beginning on January 1, 2013 and the adoption of this standard is not expected to have a significant impact on the Group’s financial statements.

  IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. IFRS 9 was issued in November 2010 and October 2011. It replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. IFRS 9 requires financial assets to be classified into two measurement categories: those measured at fair value and those measured at amortized cost. The determination is made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for financial liabilities, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch. The Group adopted IFRS 9 for the accounting period beginning on January 1, 2013 and the adoption of this standard is not expected to have a significant impact on the Group’s financial statements.

  IFRS 10, Consolidated financial statements’ builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control where this is difficult to assess. The Group adopted IFRS 10 for the accounting period beginning on January 1, 2013 and the adoption of this standard is not expected to have a significant impact on the Group’s financial statements.

  IFRS 11 replaces the guidance on ‘Joint ventures’ in IAS 31 -Interests in Joint Ventures and SIC 13 - Jointly Controlled Entities - Non-Monetary Contributions by Venturers. The new standard introduces a principles-based approach to accounting for joint arrangements that requires a party to a joint arrangement to recognize its rights and obligations arising from the arrangement. The new standard requires that joint ventures be accounted for under the equity method thus eliminating the option to proportionally consolidate such ventures. The Group adopted IFRS 11 for the accounting period beginning on January 1, 2013 and there was no impact on the Group’s financial statements upon adoption, and its effects on future periods will depend on the nature of and significance of joint arrangements subject to this standard.

  IFRS 12, ‘Disclosures of interests in other entities’ includes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles. The Group adopted IFRS 12 for the accounting period beginning on January 1, 2013 and the adoption of this standard is not expected to have a significant impact on the Group’s financial statements as it affects only the disclosures.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

  IFRS 13, ‘Fair value measurement’, aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. The requirements, which are largely aligned between IFRSs and US GAAP, do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRSs or US GAAP. The Group adopted IFRS 13 for the accounting period beginning on January 1, 2013 and the adoption of this standard is not expected to have a significant impact on the Group’s financial statements.

  There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the group.

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL
REPORTING

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15(e) and 15d-15(e) under the Exchange Act, management, with the participation of our Executive Chairman and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, including our Executive Chairman and Chief Financial Officer, as appropriate to allow timely decisions regarding our required disclosure.

Based on the foregoing, management with the participation of the Executive Chairman and Chief Financial Officer have concluded that, as of December 31, 2012, the end of the period covered by this report, the Company’s disclosure controls and procedures were effective.

Report of Management on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Exchange Act.

Internal control over financial reporting refers to a process designed by, or under the supervision of, our Executive Chairman and Chief Financial Officer and effected by our Board of Directors, Management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

-	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

-	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and members of our board of directors; and

-	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of our internal control over financial reporting as of December 31, 2012 using the framework set forth in the report of the Treadway Commission’s Committee of Sponsoring Organizations (“COSO”), “Internal Control — Integrated Framework.”

Based on the foregoing, management has concluded that our internal control over financial reporting was effective as of December 31, 2012. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has issued an audit report on our internal control over financial reporting, which is included herein.

Changes to Internal Controls

Management has evaluated, with the participation of our Executive Chairman and Chief Financial Officer, whether any changes in our internal control over financial reporting that occurred during our last fiscal year have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on the evaluation we conducted, management has concluded that no such changes have occurred.